UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2005

INTER-TEL, INCORPORATED

(Exact Name of Registrant as specified in charter)

Commission File Number 0-10211

Arizona	86-0220994
(State or other jurisdiction of incorporation)	I.R.S. Employer Identification Number

1615 S. 52nd Street
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 449-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Item 8.01. Other Events.

On April 26, 2005, the Compensation Committee of the Board of Directors of Inter-Tel, Incorporated (the “Company”), with the approval of the board of directors, approved the acceleration of the vesting of certain unvested stock options previously granted to employees under the Company’s 1994 Long Term Incentive Plan, 1997 Long Term Incentive Plan and the Acquisition Stock Option Plan. With the exception of any options granted to all Directors and Named Executive Officers, all unvested options with exercise prices greater than the closing price as of the close of the Nasdaq stock market on May 3, 2005 will become exercisable in full. Such options would otherwise have vested from time to time over the next five years. The total options for which vesting will be accelerated is dependent on the closing price of the Company’s stock as of May 3, 2005. For comparison, based on the closing market price on April 28, 2005, approximately 617,000 options would be accelerated at grant prices ranging from $19.16 to $43.4375. All other terms and conditions applicable to outstanding stock option grants, including the exercise prices and number of shares subject to the accelerated options, were unchanged. The stock option agreements with respect to the options will be amended accordingly.

The Board of Directors considered several factors in determining to accelerate the vesting of these options, including the effect on the Company’s reported stock option expense in future periods, administrative burden required to track and account for the vesting periods under new accounting rules and the potential benefit to the Company and its shareholders in retaining the services of the affected employees. Statement of Financial Accounting Standards No. 123 (Revised 2004) or SFAS 123R will require the Company to treat unvested stock options as an expense effective with the fiscal quarter ending March 31, 2006. The Company believes that the accelerated options are primarily incentive in nature rather than retentive.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED

Dated: April 28, 2005	By:	/s/ Kurt R. Kneip

Kurt R. Kneip
Chief Financial Officer